Exhibit 99.1

SHUFFLE MASTER, INC. 1106 Palms Airport Dr. Las Vegas, NV 89119 www.shufflemaster.com
News Release
FOR FURTHER INFORMATION CONTACT: Julia Boguslawski Investor Relations/ Corporate Communications ph: (702) 897-7150 fax: (702) 270-5161	Gavin Isaacs, CEO Linster W. Fox, CFO ph: (702) 897-7150 fax: (702) 270-5161

SHUFFLE MASTER, INC. REPORTS THIRD QUARTER 2012 RESULTS

Shuffle Master Achieves Record Third Quarter Revenue of $63.4 Million, Zero Net Debt For the First Time in Eight Years, and Diluted Earnings Per Share of $0.18

LAS VEGAS, Nevada, September 10, 2012 - Shuffle Master, Inc. (NASDAQ Global Select Market:  SHFL) (“Shuffle Master” or the “Company”) today announced its results for the third quarter ended July 31, 2012.

“We are pleased to have produced another solid quarter of operating results, with year-over-year growth in all key categories, including revenue, earnings per share, net income, EBITDA and recurring revenue,” said Gavin Isaacs, Chief Executive Officer.  “We are well-positioned to deliver strong results and are excited by the upcoming launches of our innovative products at G2E, including a new card shuffler, revamped e-Tables, and a suite of new live and online games.  I’m also incredibly encouraged by the customer enthusiasm surrounding our new slots highlighted at the Australian Gaming Expo including 88 Fortunes, Samurai Spirit and the Flintstones stand-alone progressive.  I am confident that we will finish 2012 with a deeper product portfolio and a stronger organization as we continue to execute on a clear, deliberate game plan to position Shuffle Master for sustainable growth and value creation for the long term.”

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Third Quarter 2012 Financial Highlights

♦
Total revenue increased year-over-year by 9% to $63.4 million due to recurring revenue growth in Proprietary Table Games (“PTG”) and Utility, in addition to strong performance in Electronic Gaming Machines (“EGM”).

♦	Total recurring revenue, driven by growth in the Utility and PTG segments, was up 12% year-over-year and totaled approximately $30.0 million.

♦	GAAP net income grew 14% year-over-year to $10.4 million.

♦	Diluted earnings per share ("EPS") grew 6% year-over-year to $0.18.

♦	Gross margin increased 100 basis points year-over-year to 63%, due primarily to increased shuffler sales with higher average sales prices, as well as an increase in the number of PTG units on lease.

♦
Operating income margin decreased 66 basis points year-over-year to 21%. The decrease can be attributed to higher operating expenses compared to the year-ago quarter, offset by higher revenues in the current quarter.  Excluding the final expenses associated with the now terminated Ongame acquisition, operating income margin was 22%.

♦	Adjusted EBITDA was $21.2 million, up 9% from $19.5 million in the year-ago quarter.

♦
Selling, general and administrative ("SG&A") expenses increased $2.2 million year-on-year to $19.0 million and reflects an increase of approximately $1.2 million in payroll and related expenses, primarily driven by the hiring of a Chief Strategic Officer at the end of fiscal 2011 and filling the General Counsel role, in addition to increased sales and profit driven compensation. The increase was also attributable to the Company’s entrance into new jurisdictions, in addition to approximately $0.5 million in final due diligence expenses and related professional fees for the now terminated Ongame acquisition.

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♦	The Company’s cash and cash equivalents exceeded its total debt by $11.8 million on July 31, 2012 compared to net debt (total debt less cash and cash equivalents) of $17.1 million on October 31, 2011.

♦
Free Cash Flow1, a non-GAAP financial measure, was $11.9 million, a decrease of 15% year-over-year primarily due to an increase in cash taxes paid, and to a lesser extent an increase in capital expenditures largely related to the development of the Company’s online gaming platform.

“Recurring revenue grew for the fifteenth consecutive quarter and was approximately $30 million, a Company record,” said Lin Fox, Chief Financial Officer. “For the first time in over 8 years, we now have zero net debt, demonstrating the success of our prudent pay-down strategy.  Our priorities remain investing in our products and our people, and expanding our businesses into new markets.  We believe we are in an ideal position to take advantage of strategic growth opportunities that arise from having such a strong balance sheet.”

Third Quarter 2012 Business Segment Highlights

Utility

♦	Total Utility recurring revenue grew 10% to $13.7 million, driven mainly by increased MD3 shuffler leases in the United States.

♦
Total Utility revenue grew 8% to $24.4 million. The increase was primarily due to strong recurring revenue in addition to an increase in shuffler units sold, driven largely by a sale of MD3 units to a casino customer in Macau.

♦	The leased installed base of shufflers at the end of the quarter was 8,245, and represented a 7% increase year-over-year.

1 Free Cash Flow is Adjusted EBITDA less capital expenditures and cash paid for taxes.

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♦
Gross margin increased 580 basis points year-over-year to approximately 63%, due primarily to the increase in total revenue and higher average sales prices, and to a lesser extent a decrease in amortization expense associated with the one2six shuffler and the Easy Chipper.

♦	The total MD3 installed base grew to 1,381 units; 53% are units on lease.

Proprietary Table Games

♦
Total PTG recurring revenue for the third quarter increased 17% year-over-year to $12.4 million, primarily due to increased placements across all PTG categories: premium branded table games Ultimate Texas Hold’em and Mississippi Stud, progressive units Fortune Pai Gow Poker Progressive and Three Card Poker Progressive, and side bets Fortune Pai Gow Poker, Dragon Bonus and Fire Bet.

♦	Total PTG revenue increased by 18% year-over-year to approximately $13.0 million, driven by strong lease placements across all PTG categories mentioned above.

♦	Gross margin increased 290 basis points year-over-year to 82% due to the overall increase in total revenues.

♦
The progressive installed base totaled 1,139 units, up 356 units from the year-ago quarter. Strong placements were fueled by installs of Fortune Pai Gow Poker Progressive, Three Card Poker Progressive, and Ultimate Texas Hold’em Progressive, and to a lesser extent, new inter-casino progressive upgrades (“O-WAP”).

Electronic Table Systems (“ETS”)

♦	Total ETS recurring revenue of $3.6 million increased 2% year-over-year.

♦
Total ETS revenue for the quarter declined 11% year-over-year to $6.1 million due to a 29% decrease in sales revenue and lower average sales prices. The prior year period included $1.3 million in sales of Vegas Star and RapidTable Games seats primarily in Australia.

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♦	Gross margin declined 1,310 basis points year-over-year to 34%, largely due to decreased sales revenue.

Electronic Gaming Machines

♦
Total EGM revenue grew 11% year-over-year to approximately $20.0 million, driven by an increase in units due to a large sale to a customer in the Philippines, as well as sales of the new Super Top Box for Equinox.

♦
Gross margin decreased 360 basis points year-over-year to 60% due to a decline in average sales price primarily related to a large sale in the Philippines, and to a lesser extent import duties and freight expenses to place machines on lease in Mexico and Latin America.

♦
Total placements of 1,050 EGMs in the third quarter grew 20% from the prior year period driven by Equinox placements into Australia, 150 units placed in the Philippines, and increased leased placements in Mexico and Latin America.

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Further detail and analysis of the Company's financial results for the third quarter ended July 31, 2012, is included in its Form 10-Q, which has been filed with the Securities and Exchange Commission today, September 10, 2012.

Webcast & Conference Call Information
Company executives will provide additional perspective on the Company’s third quarter results during a conference call on September 10, 2012 at 2:00 pm Pacific Time.  Those interested in participating in the call may do so by dialing (201) 689-8263 or toll-free (877) 407-0792 and requesting Shuffle Master’s Third Quarter 2012 Conference Call.  A hardcopy of the presentation materials may be printed from the Shuffle Master, Inc. Investor Relations website, http://ir.shufflemaster.com, shortly before the start of the call.  In conjunction with the call, a live audio webcast and a Company slide presentation highlighting third quarter performance may be accessed at http://ir.shufflemaster.com.  In order to access the live audio webcast please allow at least 15 minutes before the start of the call to visit Shuffle Master’s Investor Relations website and download/install any necessary audio/video software for the webcast.  Immediately following the call and through October 9, 2012, a playback can be heard 24-hours a day by dialing (858) 384-5517 or toll-free (877) 870-5176; account number is 3055; conference I.D. number is 398320. Highlights from the conference call can be accessed on the Company’s Investor Relations Twitter account, www.twitter.com/shfl_news.

About Shuffle Master, Inc.

Shuffle Master, Inc. is a leading global gaming supplier committed to making gaming more fun for players and more profitable for operators through product innovation, and superior quality and service.  The Company operates in legalized gaming markets across the globe and provides state-of-the-art, value-add products in five distinct categories: Utility products, which include automatic card shufflers and roulette chip sorters; Proprietary Table Games, which includes live games, side bets and progressives; Electronic Table Systems, which include various e-Table game platforms; Electronic Gaming Machines, which include video slot machines; and newly introduced interactive gaming, which features online versions of Shuffle Master’s table games, social gaming, and mobile applications. The Company is included in the S&P Smallcap 600 Index.  Information about the Company and its products can be found on the Internet at www.shufflemaster.com, or on Facebook, Twitter and YouTube.

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Forward Looking Statements

This release contains forward-looking statements within the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. All statements included in this release other than statements that are purely historical are forward-looking statements. Forward-looking statements in this press release include, without limitation: (a) the Company’s ability to successfully implement its strategic, growth, and operational initiatives; (b) the Company’s belief that EPS and Adjusted EBITDA are useful widely referenced performance measures in the Company’s industry and the Company’s belief that references to them are helpful to investors; (c) the Company’s estimates of diluted EPS and Adjusted EBITDA and the assumptions upon which they are based; (d) the Company’s belief that it will have suitable strategic growth investment opportunities in the future; (e) the Company’s ability to develop products that achieve commercial success in the very competitive marketplace in which the Company operates; (f) the fact that the Company competes in a single industry and is dependent on the success of its customers and the risks that impact the Company’s customers, including a change in demand for gaming, a downturn in general worldwide economic conditions, or the gaming industry may adversely impact the Company or its results of operations. The Company’s beliefs, expectations, forecasts, objectives, anticipations, intentions and strategies regarding the future, including without limitation those concerning expected operating results, revenues and earnings are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from results contemplated by the forward-looking statements, including but not limited to: (a) inability to accomplish the Company’s innovation objectives or unexpected factors that limit or eliminate the Company’s ability to implement its strategic and operational plans or undertake or complete any of its growth initiatives including the rollout of the revamped e-Tables or its suite of new live and online games; (b) inaccuracies in the Company’s assumptions as to the financial measures that investors use or the manner in which such financial measures may be used by such investors; (c) reduced demand for or increased competition with the Company’s products that affects its EPS and Adjusted EBITDA; (d) the Company’s inability to target or upon targeting, acquire, suitable strategic investment opportunities that will fund growth initiatives; (e) the Company’s inability to accurately gauge the commercial appeal of its products; and (f) unexpected changes in the market and economic conditions and reduced demand for or increased competition with the Company’s products. Additional information on risk factors that could potentially affect the Company’s financial results may be found in documents filed by the Company with the Securities and Exchange Commission, including the Company’s current reports on Form 8-K, quarterly reports on Form 10-Q and its latest annual report on Form 10-K, and are based on information available to the Company on the date hereof. The Company does not intend, and assumes no obligation, to update any forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this press release.
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SHUFFLE MASTER, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended July 31,		Nine Months Ended July 31,
	2012	2011	2012	2011
Revenue:
Product leases and royalties	$27,830	$24,785	$80,730	$72,625
Product sales and service	35,556	33,542	104,763	89,400
Total revenue	63,386	58,327	185,493	162,025
Costs and expenses:
Cost of leases and royalties	9,475	8,970	27,853	24,506
Cost of sales and service	13,889	13,135	39,308	36,035
Gross profit	40,022	36,222	118,332	101,484
Selling, general and administrative	19,007	16,816	55,991	50,077
Research and development	7,622	6,695	23,074	19,494
Total costs and expenses	49,993	45,616	146,226	130,112

Income from operations	13,393	12,711	39,267	31,913

Other income (expense):
Interest income	116	177	429	429
Interest expense	(367)	(659)	(1,222)	(2,031)
Other, net	180	457	209	(504)
Total other income (expense)	(71)	(25)	(584)	(2,106)
Income before income taxes	13,322	12,686	38,683	29,807
Income tax provision	2,898	3,560	10,875	7,931
Net income	$10,424	$9,126	$27,808	$21,876

Basic earnings per share:	$0.19	$0.17	$0.50	$0.40
Diluted earnings per share:	$0.18	$0.17	$0.49	$0.40

Weighted average shares outstanding:
Basic	56,284	54,446	55,700	54,317
Diluted	57,029	55,123	56,445	55,009

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SHUFFLE MASTER, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except per share amounts)
(Unaudited)

	July 31, 2012	October 31, 2011

ASSETS
Current assets:
Cash and cash equivalents	$28,030	$22,189
Accounts receivable, net of allowance for bad debts of $447 and $402	38,299	39,713
Investment in sales-type leases and notes receivable, net of allowance for bad debts of $26 and $44	7,939	5,006
Inventories	25,648	24,335
Prepaid income taxes	7,991	3,279
Deferred income taxes	5,072	4,911
Other current assets	6,753	4,291
Total current assets	119,732	103,724
Investment in sales-type leases and notes receivable, net of current portion and net of allowance for bad debts of $4 and $5	6,304	3,704
Products leased and held for lease, net	35,791	35,196
Property and equipment, net	15,860	12,849
Intangible assets, net	65,144	66,517
Goodwill	83,523	85,392
Deferred income taxes	2,863	3,038
Other assets	2,586	2,467
Total assets	$331,803	$312,887

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$5,995	$5,001
Accrued liabilities and other current liabilities	19,618	21,135
Deferred income taxes	83	96
Customer deposits	3,480	3,407
Income tax payable	6,187	2,595
Deferred revenue	4,503	3,862
Current portion of long-term debt	500	508
Total current liabilities	40,366	36,604
Long-term debt, net of current portion	15,749	38,757
Other long-term liabilities	1,818	2,969
Deferred income taxes	2,953	942
Total liabilities	60,886	79,272
Commitments and Contingencies (See Note 11)
Shareholders' equity:
Common stock, $0.01 par value; 151,368 shares authorized; 55,900 and 54,196 shares issued and outstanding	559	542
Additional paid-in capital	134,321	114,306
Retained earnings	108,646	80,838
Accumulated other comprehensive income	27,391	37,929
Total shareholders' equity	270,917	233,615
Total liabilities and shareholders' equity	$331,803	$312,887

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SHUFFLE MASTER, INC.
SUPPLEMENTAL DATA
(Unaudited, in thousands)

FINANCIAL DATA
	Three Months Ended July 31,		Nine Months Ended July 31,
	2012	2011	2012	2011

Cash Flow Data:

Cash provided by operating activities	$15,264	$20,182	$35,868	$36,692

Cash used in investing activities:
Payments for products leased and held for lease	$(4,521)	$(4,345)	$(11,227)	$(11,608)
Purchases of property and equipment	(1,612)	(682)	(5,852)	(2,683)
Purchases of intangible assets	(230)	(124)	(4,333)	(6,269)
Acquisition of business	-	-	(5,500)	(6,499)
Proceeds from sale of leased assets	611	2,430	1,640	6,240
Proceeds from sale of assets	-	10	-	86
Other	(236)	(255)	(690)	(701)
	$(5,988)	$(2,966)	$(25,962)	$(21,434)

Cash provided by (used in) financing activities	$(4,740)	$(4,438)	$(5,435)	$4,423

Free cash flow (2)	$11,859	$13,962	$31,302	$25,848

Reconciliation of net income to Adjusted EBITDA:

Net income	$10,424	$9,126	$27,808	$21,876
Other expense (income)	71	25	584	2,106
Share-based compensation	1,014	706	3,063	2,184
Income tax provision	2,898	3,560	10,875	7,931
Depreciation and amortization	6,260	6,075	18,657	17,951
Ongame Acquisition Expenses	500		1,948

Adjusted EBITDA (1)	$21,167	$19,492	$62,935	$52,048

Adjusted EBITDA margin	33.4%	33.4%	33.9%	32.1%

1.
Adjusted EBITDA is earnings before other expense (income), provision for income taxes, depreciation and amortization expense, Ongame acquisition expenses, and share-based compensation.  Adjusted EBITDA is presented exclusively as a supplemental disclosure because management believes that it is a useful performance measure and is widely used to measure performance, and as a basis for valuation, within the Company’s industry. Adjusted EBITDA is not calculated in the same manner by all companies and, accordingly, may not be an appropriate measure for comparison.  Management uses Adjusted EBITDA as a measure of the operating performance and to compare the operating performance with those of its competitors.  The Company also presents Adjusted EBITDA because it is used by some investors as a way to measure a company’s ability to incur and service debt, make capital expenditures and meet working capital requirements.  Gaming equipment suppliers have historically reported Adjusted EBITDA as a supplement to financial measures in accordance with U.S. generally accepted accounting principles (“GAAP”).  Adjusted EBITDA should not be considered as an alternative to operating income (loss), as an indicator of the Company’s performance, as an alternate to cash flows from operating activities, as a measure of liquidity, or as an alternative to any other measure determined in accordance with GAAP.  Unlike net income (loss), Adjusted EBITDA does not include depreciation and amortization or interest expense and therefore does not reflect current or future capital expenditures or the cost of capital.  The Company compensates for these limitations by using Adjusted EBITDA as only one of several comparative tools, together with GAAP measurements, to assist in the evaluation of operating performance.  Such GAAP measurements include operating income (loss), net income (loss), cash flows from operations and cash flow data.  The Company has significant uses of cash flows, including capital expenditures, interest payments, debt principal repayments, taxes and other non-recurring charges, which are not reflected in Adjusted EBITDA.

2.	Free cash flow is Adjusted EBITDA less capital expenditures and cash paid for taxes.

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SHUFFLE MASTER, INC.
BUSINESS SEGMENT DATA
(Unaudited, in thousands)

	Three Months Ended July 31,		Nine Months Ended July 31,
	2012	2011	2012	2011

Utility:
Revenue	$24,382	$22,575	$68,988	$59,108
Gross profit	15,285	12,852	42,622	35,284
Gross margin	62.7%	56.9%	61.8%	59.7%

Proprietary Table Games:
Revenue	$12,994	$10,994	$38,623	$32,766
Gross profit	10,634	8,671	31,994	26,338
Gross margin	81.8%	78.9%	82.8%	80.4%

Electronic Table Systems:
Revenue	$6,053	$6,793	$21,183	$26,721
Gross profit	2,055	3,197	8,868	12,684
Gross margin	34.0%	47.1%	41.9%	47.5%

Electronic Gaming Machines:
Revenue	$19,957	$17,965	$56,699	$43,430
Gross profit	12,048	11,502	34,848	27,178
Gross margin	60.4%	64.0%	61.5%	62.6%

Total:
Revenue	$63,386	$58,327	$185,493	$162,025
Gross profit	40,022	36,222	118,332	101,484
Gross margin	63.1%	62.1%	63.8%	62.6%

Adjusted EBITDA
as a percentage of total revenue	33.4%	33.4%	33.9%	32.1%

Income from operations
as a percentage of total revenue	21.1%	21.8%	21.2%	19.7%

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